Exhibit 10.1
Certain account details on page 15 and certain other information in Appendix A to this Exhibit have been redacted as they are both 1) immaterial and 2) the type of information that the Registrant customarily treats as private and confidential. Redacted information is indicated with [***].
FIXED $$ DISCOUNTED SHARE BUYBACK
WITH INITIAL DELIVERY
Date:        May 10, 2021
To:        Sonoco Products Company
Attention:    Julie Albrecht
VP, Chief Financial Officer
Phone:        (843) 383-7638
From:        Wells Fargo Bank, National Association

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between Wells Fargo Bank, National Association (“Wells Fargo”) and Sonoco Products Company (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.
This Confirmation is subject to, and incorporates, the definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). The Transaction is a Share Forward Transaction for purposes of the Equity Definitions.
1.    This Confirmation evidences a complete and binding agreement between Wells Fargo and Counterparty as to the terms of the Transaction to which this Confirmation relates and shall supersede all prior or contemporaneous written or oral communications with respect thereto. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Wells Fargo and Counterparty had executed an agreement in such form (but without any Schedule except for the elections set forth in Section 21 of this Confirmation. The parties hereby agree that no Transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement. If there exists any other ISDA Master Agreement between Wells Fargo and Counterparty or any other confirmation or other agreement between Wells Fargo and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Wells Fargo and Counterparty, then notwithstanding anything to the contrary in such other ISDA Master Agreement, such other confirmation or agreement or any other agreement to which Wells Fargo and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such other ISDA Master Agreement. For the avoidance of doubt, the Transaction shall not be a Transaction under, or otherwise governed by, the ISDA Master Agreement dated as of August 6, 2009 between Wells Fargo and Counterparty.

If, in relation to the Transaction, there is any inconsistency between the Agreement, this Confirmation and the Equity Definitions, the following will prevail for purposes of the Transaction in the order of precedence indicated: (i) this Confirmation; (ii) the Equity Definitions; and (iii) the Agreement.

2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
Trade Date:	May 10, 2021

Seller:	Wells Fargo

Buyer:	Counterparty

Shares:	The common stock of Counterparty (the “Issuer”), no par value per share (Exchange ticker symbol: “SON”)

Variable Obligation:	Applicable

VWAP Price:	For any Trading Day, a price per Share equal to the 10b-18 volume-weighted average price per Share at which the Shares trade for the entire (subject to “Valuation Disruption” below) Trading Day (including any extensions thereof) of the Exchange on such Trading Day (without regard to pre-open or after hours trading outside of such regular trading session), as reported by Bloomberg at 4:15 p.m. (New York City time) (or 15 minutes following the end of any extension of the regular trading session) on such Trading Day, on Bloomberg Page “SON <Equity> AQR_SEC” (or any successor thereto). If such price is not reported on such Trading Day for any reason or is, in the Calculation Agent’s good faith and commercially reasonable discretion, clearly erroneous, such VWAP Price shall be determined by the Calculation Agent in good faith and in a commercially reasonable manner based solely on trades that are Rule 10-18 eligible trades.

As used herein, "Rule 10b-18 eligible trades" means transactions on the Exchange that are reported during the period of time during which Issuer could purchase its own shares under Rule 10b-18(b)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and are effected in accordance with the conditions of Rule 10b-18(b)(3) under the Exchange Act.

Trading Day:	Any Exchange Business Day that is not a Disrupted Day in whole.

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges

Prepayment:	Applicable

Prepayment Date:	As specified in Appendix A.

Prepayment Amount:	As specified in Appendix A.

Initial Shares:	As specified in Appendix A.

Initial Share Delivery Date:	The Prepayment Date.

On the Initial Share Delivery Date, Seller shall deliver a number of Shares equal to the Initial Shares to Buyer in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4. Seller shall effect such delivery by posting a deposit request in relation to a number of Shares equal to the Initial Shares through the Deposit or Withdrawal at Custodian ("DWAC") settlement system of DTC for delivery of such Shares to the Issuer's transfer agent, which is Continental Transfer and Trust Company. This paragraph shall be subject to appropriate adjustment to reflect any delivery of Shares to Buyer after the Prepayment Date pursuant to the proviso opposite "Initial Shares" in Appendix A.
Valuation Terms:
Valuation Date:	As specified in Appendix A.

Scheduled Earliest Acceleration Date:	As specified in Appendix A.

Averaging	Applicable

Averaging Dates:	For any Valuation Date, each Scheduled Trading Day in the Averaging Period for such Valuation Date.

Averaging Period:	For any Valuation Date, the period from, and including, the Averaging Period Start Date to, and including, such Valuation Date.

Averaging Period Start Date:	As specified in Appendix A.

Settlement Price:	For any Valuation Date, the arithmetic average of the VWAP Price on each Averaging Date for such Valuation Date minus the Settlement Price Adjustment.

Settlement Price Adjustment:	As specified in Appendix A.

Valuation Disruption:	The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by replacing the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” with “at any time on any Scheduled Trading Day during the Averaging Period or Settlement Valuation Period” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs in the Averaging Period or Settlement Valuation Period, the Calculation Agent shall have the option in its commercially reasonable discretion to (i) elect to extend the Averaging Period or Settlement Valuation Period, as the case may be, by a number of Scheduled Trading Days equal to the number of Disrupted Days during the Averaging Period or Settlement Valuation Period, as applicable, and/or (ii) if such Disrupted Day is a Disrupted Day only in part, (x) determine the VWAP Price for such Disrupted Day based solely on trades that are Rule 10b-18 eligible trades and (y) determine the

Settlement Price or Cash Settlement Price, as the case may be, based on an appropriately weighted average instead of an arithmetic average, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day (nor an Averaging Date); if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Averaging Period or Settlement Valuation Period, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then such Disruption Event shall be an Additional Disruption Event in respect of the Transaction with the consequence of such Additional Disruption Event being Cancellation and Payment.

The Calculation Agent shall notify the parties of any determination pursuant to these Valuation Disruption provisions as promptly as practicable and in any event no later than the Exchange Business Day immediately following the affected Exchange Business Day.

Settlement Terms:
Settlement Currency:	USD

Settlement Procedures:	If the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable to the Transaction. If the Number of Shares to be Delivered is negative, then the Buyer Settlement Provisions in Annex A hereto shall apply to the Transaction.

Number of Shares to be Delivered:	A number of Shares (rounded down to the nearest whole number) equal to (a) (i) the Prepayment Amount divided by (ii) the Settlement Price as determined on the relevant Valuation Date, minus (b) the Initial Shares.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	The date that follows the relevant Valuation Date by one Settlement Cycle.

Representation and Agreement:	Seller does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Buyer is the issuer of the Shares.

Share Adjustments:
Potential Adjustment Event:	It shall constitute an additional Potential Adjustment Event if (x) a Disrupted Day has been deemed to have occurred or if the Exchange otherwise suspends trading in the Shares for all or any portion of a Scheduled Trading Day within the Averaging Period, (y) a Regulatory Disruption occurs or (z) a Disruption Event occurs.

Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event.

Method of Adjustment:	Calculation Agent Adjustment

Excess Dividend:
For any fiscal quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such fiscal quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or any Extraordinary Dividend) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value of any and all previous Dividends with ex-dividend dates occurring in the same fiscal quarter, exceeds the Ordinary Dividend Amount. For the avoidance of doubt, the Calculation Agent shall not make any adjustment for an Excess Dividend or for a Dividend that does not exceed the Ordinary Dividend Amount.

Extraordinary Dividend:	The cash dividend or distribution per Share, or a portion thereof, declared by Buyer on the Shares that is classified by the board of directors of Buyer as an “extraordinary” dividend. For the avoidance of doubt, an Extraordinary Dividend shall not be deemed to be an Excess Dividend.

Ordinary Dividend Amount:	As specified in Appendix A

Early Ordinary Dividend Payment:	If an ex-dividend date for any Dividend that is not an Excess Dividend occurs during any fiscal quarter (in whole or in part) during the Relevant Dividend Period and is prior to the Expected Ex-Dividend Date for the relevant fiscal quarter (as determined by the Calculation Agent), the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such event.

Expected Ex-Dividend Dates:	As specified in Appendix A

Relevant Dividend Period:	The period from and including the Trade Date to and including the Relevant Dividend Period End Date.

Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Valuation Period (as defined in Annex A) (if any); otherwise, the final Valuation Date.

Extraordinary Events:

Alternative Termination Settlement:	Upon (x) the occurrence or effective designation of an Early Termination Date in respect of the Transaction or (y) the occurrence of an Extraordinary Event that results in the cancellation or termination of the Transaction pursuant to Section 12.2, 12.3, 12.6 or 12.9 of the Equity Definitions (except as a result of (i) an Extraordinary Event that is a Nationalization, Insolvency, Merger Event or Tender Offer, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Buyer’s control, or (iii) an Event of Default in which Buyer is the Defaulting Party or a Termination Event in which Buyer is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Buyer’s control), if one party would owe to the other party (1) any amount pursuant to Section 6(d)(ii) of the Agreement or (2) any Cancellation Amount pursuant to Article 12 of the Equity Definitions (either such amount, a “Payment Amount”), then (unless Buyer makes an election to the contrary no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled by prior written notice to Seller as provided in the succeeding paragraph) on the date on which any Payment Amount is due, in lieu of any payment of such Payment Amount, the party owing such Payment Amount shall instead deliver to the other party a number of Shares (or, in the case of a Merger Event, Tender Offer, Nationalization or Insolvency, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Extraordinary Event (each such unit, an “Alternative Termination Delivery Unit” and, the securities or property comprising such unit, “Alternative Termination Property”)) with a value equal to the Payment Amount, as determined as set forth in the second and third immediately succeeding paragraphs. In determining the composition of any Alternative Termination Delivery Unit, if the relevant Extraordinary Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

In order for Buyer to validly elect for a Payment Amount to not be settled in Shares or Alternative Termination Property, Buyer must deliver written notice of such election to Seller no later than the

Early Termination Date or the date on which the Transaction is terminated or cancelled, and such written notice must include a representation and warranty by Buyer to Seller that, as of the date of such notice, Buyer is not aware of any material non-public information regarding the Issuer or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

If Buyer elects for Seller to settle any Payment Amount owed by Seller to it in Shares or Alternative Termination Property, then on the date such Payment Amount is due, a settlement balance (the “Payment Amount Settlement Balance”) shall be established with an initial balance equal to the Payment Amount. On such date, Seller shall commence purchasing Shares or Alternative Termination Property over a commercially reasonable period for delivery to Buyer and in a commercially reasonable manner to unwind a commercially reasonable hedge position. At the end of each Scheduled Trading Day on which Seller purchases Shares or Alternative Termination Property pursuant to this paragraph, Seller shall reduce the Payment Amount Settlement Balance by the amount paid by Seller to purchase the Shares or Alternative Termination Property purchased on such Scheduled Trading Day. Seller shall deliver any Shares or Alternative Termination Property purchased on a Scheduled Trading Day to Buyer on the third Clearance System Business Day following the relevant Scheduled Trading Day. Seller shall continue purchasing Shares or Alternative Termination Property over a commercially reasonable period until the Payment Amount Settlement Balance has been reduced to zero. If delivery of Shares or Alternative Termination Property is to be made by Seller pursuant to this paragraph, the period during which Seller purchases Shares or Alternative Termination Property to fulfil its delivery obligations under this paragraph shall be referred to as the “Termination Purchase Period.”

If Buyer elects to settle any Payment Amount owed to Seller in Shares or Alternative Termination

Property pursuant to this “Alternative Termination Settlement” provision, paragraphs 2 through 7 of Annex A hereto shall apply as if (A) such delivery were a settlement of the Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Buyer.

For the avoidance of doubt, notwithstanding anything to the contrary in the Equity Definitions or this Confirmation, the Payment Amount will not reflect the value associated with any Excess Dividend declared or paid by Buyer to holders of record of any Shares as of any date occurring on or after the Trade Date and prior to the date on which the Payment Amount is received.

Cancellation and Payment (Calculation Agent Determination):	Sections 12.2(e) and 12.3(d) and the first paragraph of Section 12.7(b) of the Equity Definitions shall be amended by inserting the words “or Share Forward Transaction” after the words “Option Transaction” in each place where such words appear therein. Section 12.7(c) shall be deleted from the Equity Definitions, and each reference in the Equity Definitions to “Section 12.7(c)” shall be replaced with a reference to “Section 12.7(b)”.

Acknowledgement Regarding Adjustments:	Any adjustment to the terms of the Transaction, or the determination of any amounts due upon termination of the Transaction as a result of a Merger Event or Tender Offer shall take into account, and shall not duplicate the economic effects of, any extension or other adjustment hereunder (including, without limitation, any adjustment in Section 8 below).

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

New Shares:	In the definition of “New Shares” in Section 12.1(i) of the Equity Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors).”

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment

Share-for-Combined:	Component Adjustment

Determining Party:	Wells Fargo

Composition of Combined Consideration:
Not Applicable; provided that notwithstanding Sections 12.1(f) and 12.5(b) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares in connection with a Merger Event or Tender Offer could be determined by a holder of the Shares, the Calculation Agent shall, in its sole discretion, determine the composition of such consideration for purposes of determining the consequences of such Merger Event or Tender Offer under the Transaction.

Limitations as to Certain Adjustments:	For the avoidance of doubt, any adjustments to the terms of any Transaction and any determination of any amounts due upon termination of any Transaction hereunder (including, without limitation, as a result of a Merger Event, Tender Offer, Acquisition Transaction or Merger Transaction, or any announcement with respect to any of the foregoing) shall be made without duplication in respect of any prior adjustment under this Confirmation.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination) In addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be the Exchange.

Additional Disruption Events:

Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Shares or Hedge Positions” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided, further, that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

No Increased Cost of Stock Borrow (whether or not in excess of the Initial Stock Loan Rate) resulting from a Change in Law (as defined in the Equity Definitions) shall constitute (solely for the purpose of the immediately preceding paragraph) an event described in clause (Y) of the definition of Change in Law in the Equity Definitions.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable; provided that: (i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two sentences at the end of such Section: “For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms and trade with sufficient liquidity to support a commercially reasonable Hedge Position in respect of the Transaction.”; and (ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by (x) deleting in the third line thereof the words “to terminate the Transaction”, and replacing them with the words “(A) to terminate the Transaction or a portion of the Transaction affected by such Hedging Disruption” and by (y) inserting in the last line thereof after the word “other”, the words “, (B) that such occurrence be a Potential Adjustment Event and/or (C) to deem that a Market Disruption Event has occurred and will be continuing at any time following the occurrence and during the continuance of such an event”; provided, further, that it shall not constitute a Hedging Disruption if such is solely due to the deterioration of the creditworthiness of the Hedging Party.

Increased Cost of Hedging:	Applicable; provided that it shall not constitute an Increased Cost of Hedging if such is solely due to the deterioration of the creditworthiness of the Hedging Party.

Hedging Party:	Wells Fargo

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	As specified in Appendix A.

Hedging Party:	Wells Fargo

Increased Cost of Stock Borrow:	Applicable; provided that it shall not constitute an Increased Cost of Stock Borrow if such is solely due to the deterioration of the creditworthiness of the Hedging Party.

Initial Stock Loan Rate:	As specified in Appendix A.

Hedging Party:	Wells Fargo

	Determining Party for all Extraordinary Events:	Wells Fargo

Miscellaneous:

	Non-Reliance:	Applicable

	Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

	Additional Acknowledgments:	Applicable

3.	Calculation Agent:	Wells Fargo; provided that, if an Event of Default described in Section 5(a)(i), 5(a)(iii)(1) (with respect to any required payment or delivery) or 5(a)(vii) of the Agreement has occurred and is continuing with respect to Wells Fargo as Defaulting Party and no Event of Default has occurred and is continuing with respect to Counterparty as Defaulting Party, then Counterparty may designate any of Bank of America, NA, Barclays Bank plc, Citibank, N.A., Credit Suisse, Deutsche Bank AG, Goldman Sachs & Co., JPMorgan Chase Bank, N.A., Morgan Stanley and UBS AG (or any of their principal broker dealer affiliates) as Calculation Agent, which designation shall be effective only (a) if such designated entity accepts such appointment and agrees to perform the duties of the Calculation Agent hereunder and (b) so long as such Event of Default with respect to Wells Fargo as Defaulting Party continues. Unless otherwise specified, the Calculation Agent shall make all determinations, calculations and adjustments required under this Confirmation in good faith and on a commercially reasonable basis. Promptly following written request by Counterparty, the Calculation Agent will promptly provide to Counterparty, by email to the email address provided by Counterparty in such written request, a report (in a commonly used file format for the storage and manipulation of financial data) displaying, in reasonable detail, the basis for such determination or calculation, it being understood that the Calculation Agent shall not be obligated to disclose any confidential or proprietary models or other confidential or proprietary information used by it for such determination or calculation.

4.	Account Details:

	Wells Fargo’s USD payment instructions:	[***]

	Wells Fargo’s delivery instructions:	[***]

	Counterparty’s payment and delivery instructions:	To be advised.

5.	Offices.
(a)    The Office of Wells Fargo for the Transaction is: Charlotte, NC

(b)    The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.
For notices with respect to the Transaction:
Sonoco Products Company
1 N. Second St
Hartsville, South Carolina 29550
Attention: Treasurer
Telephone: (843) 383-7000

6. Additional Provisions.

(a) Counterparty Representations and Agreements. Counterparty represents and warrants to, and agrees with, Wells Fargo as follows:
(i) Public Reports. As of the Trade Date, Counterparty is in compliance with its reporting obligations under the Exchange Act, and all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act, when considered as a whole (with the most recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Without limiting the generality of the foregoing, as of the Trade Date and as of any date that Counterparty elects to deliver or receive Shares under this Confirmation as contemplated opposite the caption “Settlement Method Election” in Annex A or “Alternative Termination Settlement” above, Counterparty is not aware of any material non-public information regarding the Issuer or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.
(ii) Regulation M. Neither Counterparty nor any affiliates shall take any action that would cause a restricted period (as defined in Regulation M under the Exchange Act (“Regulation M”)) to be applicable to any purchases of Shares, or of any security for which Shares is a reference security (as defined in Regulation M), by Counterparty or any affiliated purchasers (as defined in Regulation M) of Counterparty on any day prior to the second Scheduled Trading Day immediately following the latest of the (i) the final Valuation Date, (ii) the last day of the Settlement Valuation Period, and (iii) the last day of the Termination Purchase Period, as applicable. Counterparty acknowledges that any such action could cause the occurrence (or deemed occurrence) of a Market Disruption Event (and, accordingly, a Potential Adjustment Event). Accordingly, Counterparty acknowledges that its actions in relation to any such notice must comply with the standards set forth in Section 6(b) below.
(iii) No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.
(iv) No Distribution. Counterparty is not entering into the Transaction to facilitate a distribution of the Shares (or any security that may be converted into or exercised or exchanged for Shares, or whose value under its terms may in whole or in significant part be determined by the value of the Shares) or in connection with any future issuance of securities.
(v) Solvency. As of the Trade Date, (a) the aggregate fair market value of Counterparty’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (b) it has not engaged in and will not engage in any business or transaction after which the property remaining with it will be unreasonably small in relation to its business, (c) it has not incurred and does not intend to incur debts beyond its ability to pay as they mature, and (d) as a result of entering into and performing its obligations under the Transaction, (x) it has not violated and will not violate any relevant state law provision applicable to the acquisition or redemption by an issuer of its own securities and (y) it would not be nor would it be rendered “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)).
(vi) Eligible Contract Participant. It is an “eligible contract participant,” as defined under the Commodity Exchange Act (7 U.S.C. § 1a(18)) and CFTC regulations (17 CFR § 1.3) because it is a corporation, partnership, organization, trust, or other entity (other than a commodity pool or a proprietorship) that has total assets exceeding $10,000,000.
(vii) Tender Offers. The purchase or writing of the Transaction by Counterparty will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.
(viii) Investment Company. Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(ix) Accounting Treatment. Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Wells Fargo nor any of its Affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.
(x) Authorization and Disclosure. The Transaction is being entered into pursuant to a publicly disclosed Share buy-back program, which Counterparty publicly disclosed on April 21, 2021.
(ix) Counterparty’s Actions. Counterparty will not make any election or take any other action (other than an election or action expressly contemplated by this Confirmation) in connection with the Transaction while aware of any material nonpublic information regarding Issuer or the Shares.
(xii) No Overlapping Transactions. Counterparty has not and, without the prior approval of Wells Fargo, will not enter into agreements similar to the Transaction where any initial hedge period, averaging period, termination purchase period or settlement valuation period (each as defined in a manner analogous to that set forth in this Confirmation) in such other transaction will or could overlap at any time (including as a result of extensions in such initial hedge period, averaging period, termination purchase period or settlement valuation period as provided in the relevant agreements) with any Averaging Period, Termination Purchase Period or Settlement Valuation Period under this Confirmation.

(xiii) Rule 10b-18 purchases. Counterparty represents and warrants to Wells Fargo that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act, “Rule 10b-18”) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs.
(b) Rule 10b5-1.
(i) It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c) of the Exchange Act, and the parties agree that this Confirmation shall be interpreted to comply with the requirements of such Rule, and Counterparty shall not take any action that results in the Transaction not so complying with such requirements. Counterparty represents that it is entering into the Transaction in good faith and not as part of a plan or scheme to evade the antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of the Transaction under Rule 10b5-1 under the Exchange Act.
(ii) Counterparty shall not, at any time during any Averaging Period, Settlement Valuation Period or Termination Purchase Period, communicate, directly or indirectly, any material nonpublic information concerning itself or the Shares or purchases or sales of Shares by Wells Fargo (or its agent or affiliate) to any Relevant Bank Personnel, except for communications made under or pursuant to this Confirmation. “Relevant Bank Personnel” means any employees or agents of Wells Fargo or any affiliate of Wells Fargo that Wells Fargo has notified Counterparty in writing are “Relevant Bank Personnel”; provided that Wells Fargo may amend the list of Relevant Bank Personnel at any time by delivering a revised list to Counterparty. “Relevant Bank Personnel” shall initially mean any personnel of the equity derivatives trading group of Wells Fargo or its affiliates who are responsible for, or have the ability to influence, the execution of the Transaction and of Wells Fargo’s hedge in relation thereto.
(iii) Counterparty agrees that Counterparty shall not enter into or alter any hedging transaction relating to the Shares corresponding to or offsetting the Transaction. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c) under the Exchange Act. Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.
(iv) Counterparty acknowledges and agrees that it does not have, and shall not attempt to exercise, any influence over how, when or whether Wells Fargo effects any purchases of Shares in connection with the Transaction.
(c) Wells Fargo Representations and Agreements. Wells Fargo represents and warrants to, and agrees with, Counterparty as follows:
(i) Wells Fargo shall, during any Averaging Period, Termination Purchase Period or Settlement Valuation Period under this Confirmation, use commercially reasonable efforts to make all purchases of Shares in connection with the Transaction in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Wells Fargo’s control; provided that, during the Calculation Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for Wells Fargo’s own account or the account of its affiliate(s) the optionality arising under a Transaction (including, for the avoidance of doubt, timing optionality); and provided further that, without limiting the generality of the first sentence of this Section 6(c)(i), Wells Fargo shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Issuer or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).
(ii)     In connection with the Transaction, Wells Fargo has not, at any time prior to execution of the Confirmation for such Transaction, discussed any offsetting transaction(s) in respect of the Transaction with any third party.
(iii) Wells Fargo has implemented policies and procedures, taking into consideration the nature of its business, reasonably designed to ensure that individuals making investment decisions related to the Transaction do not have access to material nonpublic information regarding Issuer or the Shares.
(d) U.S. Private Placement and Other Representations.
Each party acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the

“Securities Act”). Accordingly, each party hereby represents and warrants to the other party as of the date hereof that:
(i)    It is an “accredited investor” (as defined in Regulation D under the Securities Act) and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Transaction, and it is able to bear the economic risk of the Transaction.
(ii)    It is entering into the Transaction for its own account and not with a view to the distribution or resale of the Transaction or its rights thereunder.
(iii)    It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing.
(iv)    It has the power to execute this Confirmation and any other documentation relating to this Confirmation to which it is a party, to deliver this Confirmation and any other documentation relating to this Confirmation that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such execution, delivery and performance.
(v)    Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

(e)    Securities Contract; Swap Agreement. The parties hereto agree and acknowledge that Wells Fargo is a “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that the Transaction is (i) a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and that Wells Fargo is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(o), 546(e), 546(g), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(f)    Bankruptcy Status. Wells Fargo acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the transactions contemplated hereby that are senior to the claims of Counterparty’s common stockholders in the event of Counterparty’s bankruptcy; provided, that nothing herein shall be deemed to limit Wells Fargo’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to this Confirmation and the Agreement; and provided, further, that nothing in this paragraph shall limit or shall be deemed to limit Wells Fargo’s rights in respect of any transaction other than the Transaction.
(g)    No Collateral or Setoff. Notwithstanding any provision of this Confirmation, the Agreement, or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral. Wells Fargo agrees not to set off or net amounts due from Counterparty with respect to the Transaction against amounts due from Wells Fargo to Counterparty under obligations other than Equity Contracts. “Equity Contract” means any transaction relating to Shares between the parties (or any of their affiliates) that qualifies as ‘equity’ under applicable accounting rules.
(h)    Additional Termination Events. Notwithstanding any other provision hereof, an Additional Termination Event shall occur and Counterparty shall be the sole Affected Party pursuant to such Additional Termination Event if: (i) at any time on or prior to the final Valuation Date, the price per Share on the Exchange, as determined by the Calculation Agent, is at or below the Threshold Price as specified in Appendix A; or (ii) Counterparty declares an Excess Dividend or an Extraordinary Dividend, in either case, with an ex-dividend date that occurs or is scheduled to occur during the Relevant Dividend Period. For the avoidance of doubt, no such Excess Dividend or Extraordinary Dividend shall constitute a Potential Adjustment Event.
(i)    Maximum Share Delivery. Notwithstanding anything to the contrary in this Confirmation, in no event shall Wells Fargo be required to deliver any Shares, or any Shares or other securities comprising Alternative Termination Delivery Units, in respect of the Transaction in excess of 50,285,392 Shares.
(j)    Agreements to Deliver Documents. Counterparty agrees to complete, execute, and deliver to Wells Fargo, United States Internal Revenue Service Form W-9, or any successor of such form, (i) upon execution of this Confirmation, (ii) promptly upon reasonable demand by Wells Fargo, and (iii) promptly upon learning that any such form previously provided by it has become obsolete or incorrect.
(k)    Counterparty Purchases. Without the prior written consent of Wells Fargo, Counterparty shall not, and shall cause its “affiliates” and “affiliated purchasers” (each as defined in Rule 10b-18) not to, directly or indirectly (including, without limitation, by means of a derivative) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable for Shares during the Averaging Period, Settlement Valuation Period or Termination Purchase Period.
(l)    Merger-related Transactions. During the Averaging Period, Settlement Valuation Period and Termination Purchase Period, as applicable, Counterparty shall (i) not make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares, (ii) notify Wells Fargo prior to the opening of trading in the Shares on any day on which Counterparty makes, or expects to be made, any Merger Announcement, (iii) promptly notify Wells Fargo following any such Merger Announcement that such Merger Announcement has been made, and (iv) promptly deliver to Wells Fargo following the making of any such Merger Announcement a certificate indicating (A) Counterparty’s average daily Rule 10b-18 purchases (as defined in Rule 10b-18) during the three full calendar months preceding the date of the Merger Announcement and (B) Counterparty’s block purchases (as defined in Rule 10b-18) effected pursuant to paragraph (b)(4) of Rule 10b-18 during the three full calendar months preceding the date of the Merger Announcement. In addition, Counterparty shall promptly notify Wells Fargo of the earlier to occur of the completion of any Merger Transaction and the completion of the vote by target shareholders. Accordingly, Counterparty acknowledges that its actions in relation to any Merger Announcement or Merger Transaction must comply with the standards set forth in Section 6(b) above. Upon the occurrence of any Merger Announcement, the Calculation Agent may (i) make adjustments to the terms of the Transaction, including, without limitation, the Settlement Price Adjustment, with quantitative adjustments being made solely to account for changes in the price of shares, volatility and other commercially reasonable option pricing inputs and/or the effects of the merger announcement on Wells Fargo's commercially reasonable market activity, and/or suspend the Averaging Period, Settlement Valuation Period and/or Termination Purchase Period or (ii) treat the occurrence of such Merger Announcement as an Additional Termination Event with Counterparty as the sole Affected Party and the Transaction hereunder as the Affected Transaction and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Averaging Period, Settlement Valuation Period and/or Termination Purchase Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated. “Merger Transaction” means any merger, acquisition, or similar transaction involving a recapitalization relating to Counterparty, other than, solely for purposes of this clause (l), any such transaction in which the consideration consists solely of cash and there is no valuation period.
(m)    Acknowledgments and Agreements Regarding Hedging. Counterparty acknowledges and agrees that (i) during the Averaging Period, Wells Fargo and its affiliates may (x) buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction and (y) be active in the market for Shares other than in connection with hedging activities in relation to the Transaction, (ii) Wells Fargo shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Price and/or the VWAP Price and (iii) any market activities of Wells Fargo and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Price, the Cash Settlement Price and/or the VWAP Price, each in a manner that may be adverse to Counterparty.
7. Regulatory Disruption.
In the event that Wells Fargo reasonably determines, in good faith and based on the advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Wells Fargo) that are generally applicable to accelerated repurchase share transactions, consistently applied, and imposed by, or related to its compliance with, applicable law (including, without limitation, Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E), to refrain from purchasing Shares or to purchase fewer than the number of Shares than would otherwise be expected to be purchased in a commercially reasonable manner on any Scheduled Trading Day during the duration of the Transaction, then Wells Fargo may, in its reasonable discretion, elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days. Wells Fargo shall notify Counterparty upon the exercise of Wells Fargo’s rights pursuant to this Section 7 and shall subsequently notify Counterparty on the day Wells Fargo believes that the circumstances giving rise to such exercise have changed. If the Averaging Period is suspended pursuant to this Section 7, at the end of such suspension Wells Fargo shall determine the number of Scheduled Trading Days remaining in the Averaging Period, as appropriate, and the terms of the Transaction shall be adjusted by the Calculation Agent.
8. Special Provisions regarding Acquisition Transaction Announcements.
(a)    If an Acquisition Transaction Announcement occurs on or prior to the final Settlement Date, then the Calculation Agent shall make such adjustments to the exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the Number of Shares to be Delivered and the Settlement Price Adjustment) as the Calculation Agent determines appropriate, at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on the Transaction of such Acquisition Transaction Announcement (including adjustments to account solely for changes in stock price, volatility, expected dividends and stock loan rate relative to the relevant Shares, to the Transaction or to commercially reasonable hedge positions in respect of the Transaction). If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the Scheduled Earliest Acceleration Date, the Scheduled Earliest Acceleration Date shall be the date of such Acquisition Transaction

Announcement. If, after giving effect to any such adjustment, the Number of Shares to be Delivered for any settlement of the Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex A shall apply.
(b)    “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the commercially reasonable judgment of the Calculation Agent may result in an Acquisition Transaction, or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by Counterparty or a third party.
(c)    “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “25%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty and (v) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).
9. Staggered Settlement.
Notwithstanding anything to the contrary herein, Wells Fargo may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered at more than one time on or prior to such Original Delivery Date is equal to the number otherwise required to be delivered on such Original Delivery Date.

10.    Transfer and Assignment.
Notwithstanding anything in Section 7 of the Agreement to the contrary, Wells Fargo may transfer in whole but not in part its rights and obligations under the Agreement as supplemented by this Confirmation to any Affiliate of Wells Fargo upon three Local Business Days' prior notice to Counterparty, provided that (i) such notice is accompanied by a written instrument pursuant to which for the benefit of Counterparty the transferee acquires and assumes the rights and obligations of Wells Fargo so transferred, (ii) such notice is accompanied by an unconditional guarantee of payment by Wells Fargo in favor of Counterparty of the transferee's obligations so acquired and assumed in form and substance reasonably satisfactory to Counterparty, (iii) Counterparty will not as a result of such transfer be required on the next Scheduled Settlement Date to pay to the transferee an additional amount in respect of an Indemnifiable Tax under Section 2(d)(i)(4) (except in respect of interest under Section 9(h)) greater than the amount that Counterparty would have been required to pay to Wells Fargo absent such transfer, (iv) Counterparty will not as a result of such transfer receive on the next Scheduled Settlement Date, by reason of any deduction or withholding for or on account of a Tax (except in respect of interest under Section 9(h), but after giving effect to the payment of any additional amount required to be paid under Section 2(d)(i)(4)), a payment from the transferee in an amount less than it would have received had such transfer not occurred, (v) no Event of Default or Termination Event occurs as a result of such transfer and (vi) such transfer is made to a transferee that is organized under the law of a jurisdiction as to which an opinion has been rendered to ISDA to the effect that the provisions of Section 6 of this Agreement are enforceable against such transferee, including following the occurrence of an Event of Default specified in Section 5(a)(vii)(1), (3), (4), (5), (6) or, to the extent analogous thereto, (8) with respect to such transferee.

11.    Limit on Beneficial Ownership.
Notwithstanding anything to the contrary in this Confirmation, Counterparty acknowledges and agrees that, on any day, Wells Fargo shall not be obligated or entitled to receive from Counterparty any Shares, and Counterparty shall not be entitled to deliver to Wells Fargo any Shares, to the extent (but only to the extent) that, after such receipt of any Shares hereunder, (i) the Section 16 Percentage would exceed 8.0%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery, (i) the Section 16 Percentage would exceed 8.0%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Wells Fargo hereunder is not made, in whole or in part, as a result of this provision, Counterparty’s obligation to make such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Wells Fargo gives notice to Counterparty that, after such delivery, (i) the Section 16 Percentage would not exceed 8.0%, and (ii) the Share Amount would not exceed the Applicable Share Limit. The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Wells Fargo and any of its affiliates or any other person subject to aggregation with Wells Fargo for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group”

(within the meaning of Section 13 of the Exchange Act) of which Wells Fargo is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Share Amount” as of any day is the number of Shares that Wells Fargo and any person whose ownership position would be aggregated with that of Wells Fargo (Wells Fargo or any such person, a “Wells Fargo Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Wells Fargo in its commercially reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Wells Fargo Person, or could result in an adverse effect on a Wells Fargo Person, under any Applicable Restriction, as determined by Wells Fargo in its commercially reasonable discretion, minus (B) 1% of the number of Shares outstanding.

12.    Registration Provisions.
Counterparty hereby agrees that if, in the good faith and commercially reasonable judgment of Wells Fargo, any Shares acquired by Wells Fargo for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Wells Fargo without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Wells Fargo to sell such Shares in a registered offering, make available to Wells Fargo an effective registration statement under the Securities Act to cover the resale of such Shares and (A) enter into an agreement, in form and substance satisfactory to Wells Fargo, substantially in the form of an underwriting agreement for a registered offering of similar size, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities of similar size, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Wells Fargo, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of similar size and (E) afford Wells Fargo a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of similar size; provided that if Wells Fargo, in its good faith discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 12 shall apply at the election of Counterparty; (ii) in order to allow Wells Fargo to sell such Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size, in form and substance satisfactory to Wells Fargo, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Wells Fargo, due diligence rights (for Wells Fargo or any designated buyer or buyers of the Shares from Wells Fargo), opinions and certificates and such other documentation as is customary for private placements agreements, all commercially reasonably acceptable to Wells Fargo (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, using commercially reasonable judgment, to compensate Wells Fargo for any discount from the public market price of the Shares incurred on the sale of such Shares in a private placement); or (iii) purchase the Shares from Wells Fargo at the then-current market price on such Exchange Business Days, and in the amount(s) and at such time(s), requested by Wells Fargo.

13.    Calculations and Payment Date upon Early Termination.
The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of the Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Wells Fargo may (but need not) determine such amount based on (i) expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or (ii) the price at which one or more market participants would offer to sell to Wells Fargo a block of Shares equal in number to Wells Fargo’s hedge position in relation to the Transaction. Any such determination shall be made in good faith and on a commercially reasonable basis. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Termination Property in accordance with the language opposite the caption “Alternative Termination Settlement” above, such Shares or Alternative Termination Property shall be delivered by Wells Fargo as promptly as practicable.

14.    Counterparts.
This Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Confirmation by signing and delivering one or more counterparts.

15.    Waiver of Trial by Jury.
EACH PARTY HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF WELLS FARGO OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

16.    Adjustments.
For the avoidance of doubt, whenever Wells Fargo, the Calculation Agent or the Determining Party is called upon to make an adjustment or determination pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, Wells Fargo, the Calculation Agent or the Determining Party, as the case may be, shall make such adjustment or determination by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable Hedge Position at the time of the event.
17.    Amendments to the Equity Definitions.
(a)    Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a material effect on economic benefit afforded to the Buyer or Seller under the relevant Transaction”.
(b)    Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with “a material” in the fifth line thereof, (ii) adding the phrase “or such Transaction” after the words “the relevant Shares” in the same sentence, (iii) deleting the words “dilutive or concentrative” in the sixth to last line thereof and inserting the word "material", and (iv) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends or stock loan rate relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends and stock loan rate relative to the relevant Shares).”
(c)    Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or the relevant Transaction” at the end of the sentence.
(d)    Section 12.6(c)(ii) of the Equity Definitions is hereby amended by replacing the words “the Transaction will be cancelled,” in the first line with the words “Seller will have the right to cancel the Transaction,”.
(e)    Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.
(f)    Section 12.9(b)(v) of the Equity Definitions is hereby amended by:
(i)    adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(ii)    (1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other” and (4) deleting clause (X) in the final sentence.

18.    Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, without limitation, rights arising from Change in Law, Loss of Stock Borrow, Increased Cost of Stock Borrow, Hedging Disruption, Increased Cost of Hedging, or Illegality).

19.    US QFC Stay Rules
The parties agree that (i) to the extent that prior to the date hereof all parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as Regulated Entity and/or Adhering Party as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Wells Fargo Bank, National Association shall be deemed “Covered Entity” and Sonoco Products Company shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, all parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph . In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules.

For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

20.    CARES Act

Counterparty (x) represents and warrants that it has not, as of the Trade Date, applied for or received a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the "CARES Act")) and is not in material breach of any Material Governmental Restrictions (as hereinafter defined) under any or other investment, or any financial assistance or relief under any program or facility (collectively "Financial Assistance") that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that Counterparty comply with certain a requirements (the "Material Governmental Restrictions") not to, or otherwise agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of Counterparty, and that it has not, as of the date specified in the condition, made a capital distribution or will make a capital distribution, or (ii) for which the terms of the Transaction would cause Counterparty to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance and (y) acknowledges that entering into the Transaction may limit its ability to receive such loan, loan guarantee, or direct loan Financial Assistance.

21.     Elections in respect of the Agreement

(a)    The "Cross Default" provisions of Section 5(a)(vi) of the Agreement, modified as provided below, will apply to each party:

(i) With respect to Wells Fargo:
"Specified Indebtedness" will have the meaning specified in Section 14 of the Agreement; provided that a "Cross Default" under Section 5(a)(vi) of the Agreement shall not occur in the event that, with respect to deposits made with Wells Fargo, such deposits have become due, but the repayment or release thereof has been prevented as a result of any decree, regulation, law or other action taken by any governmental body, agency or other such authority, which action is unrelated to such party's ability to pay deposits when due in the ordinary course of business and other than any such action resulting from the bankruptcy of such party.
"Threshold Amount" means 3% of the stockholders' equity of Wells Fargo (determined in accordance with generally accepted accounting principles in effect in the United States) as of the last day of its most recent financial statements (or the equivalent USD amount).
(ii) With respect to Counterparty:

A "Cross Default" under Section 5(a)(vi) of the Agreement shall only occur if there is a default under the agreement relating to Specified Indebtedness which has resulted in such Specified Indebtedness being declared due and payable before it would otherwise have been due and payable.
"Specified Indebtedness" shall have the meaning given to such term in Section 14 of the Agreement.
"Threshold Amount" means with respect to Counterparty, $50,000,000.00 or the equivalent thereof in other currency.

(b)    "Credit Event Upon Merger" will apply to each party.

(c)    Section 10(a) of the Agreement applies.

(d)    Neither party is a "Multibranch Party".

(e)    Neither party shall be a party to any Credit Support Document.

(f)    Neither party will have any Specified Entity or Credit Support Provider.

(g)    The "Termination Currency" shall be USD

(h)     The governing law for purposes of the Agreement and the Transaction shall be the law of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the law of any other jurisdiction).

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation and returning it to CorporateDerivativeNotifications@wellsfargo.com.

WELLS FARGO BANK, NATIONAL	SONOCO PRODUCTS COMPANY
ASSOCIATION

By: /s/Thomas Yates	By: /s/Julie Albrecht

Name: Thomas Yates	Name: Julie Albrecht
Title: Managing Director	Title: VP, CFO

Appendix A

Prepayment Date:	One Exchange Business Day following the Trade Date.

Prepayment Amount:	USD[***]

Initial Shares:	[***] Shares; provided that, if Seller is unable to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Buyer on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Seller is able to so borrow or otherwise acquire and thereafter Seller shall continue to use commercially reasonable efforts to borrow or otherwise acquire a number of Shares, at a stock borrow cost no greater than the Initial Stock Loan Rate, equal to the shortfall in the Initial Shares and to deliver such additional Shares as soon as reasonably practicable (it being understood, for the avoidance of doubt, that in using such commercially reasonable efforts Seller shall act in good faith and in accordance with its then current policies, practices and procedures (including without limitation any policies, practices or procedures relating to counterparty risk, market risk, reputational risk, credit, documentation, legal, regulatory capital, compliance and collateral), and shall not be required to enter into any securities lending transaction or transact with any potential securities lender if such transaction would not be in accordance with such policies, practices and procedures). For the avoidance of doubt, the aggregate of all Shares delivered to Buyer in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of “Number of Shares to be Delivered” in the Confirmation.

Valuation Date:	[***] (or if such date is not an Exchange Business Day, the next following Exchange Business Day); provided that Seller shall have the right in its absolute discretion, to accelerate the Valuation Date for all or any part of the Transaction (each, an “Accelerated Valuation Date”) to any date that is on or after the Scheduled Earliest Acceleration Date, by giving notice prior to 7:00 p.m. (New York City time) on the Exchange Business Day following such date (each, an “Acceleration Notice”). Seller shall specify in each Acceleration Notice the portion of the Prepayment Amount that is subject to acceleration (which may be less than the full Prepayment Amount). If the portion of the Prepayment Amount that is subject to acceleration is less than the full Prepayment Amount, then the Calculation Agent shall adjust the terms of the Transaction as appropriate in order to take into account the occurrence of such Accelerated Valuation Date (including cumulative adjustments to take into

Appendix A - Page 1

Appendix A

account the occurrence of such Accelerated Valuation Date (including cumulative adjustments to take into account all prior Accelerated Valuation Dates).

Scheduled Earliest Acceleration Date:	[***]

Averaging Period Start Date:	[***]

Settlement Price Adjustment:	USD[***]

Ordinary Dividend Amount:	USD 0.45

Expected Ex-Dividend Date:	[***]

Maximum Stock Loan Rate:	[***] bps

Initial Stock Loan Rate:	[***] bps

Threshold Price:	USD[***] per Share

Annex A

Buyer Settlement Provisions

1.    The following Buyer Settlement Provisions shall apply to the Transaction to the extent indicated under the Confirmation:

Settlement Currency:	USD

Settlement Method Election:
Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Wells Fargo in writing on the date it notifies Wells Fargo of its election that, as of such date, the Electing Party is not aware of any material non-public information regarding the Issuer or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Counterparty

Settlement Method Election Date:	The earlier of (i) the scheduled Valuation Date and (ii) the second Exchange Business Day immediately following the Accelerated Valuation Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such second Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement

Forward Cash Settlement Amount:	An amount equal to (a) the Number of Shares to be Delivered, multiplied by (b) the Cash Settlement Price.

Cash Settlement Price:	An amount equal to the arithmetic average of the VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Confirmation.

Settlement Valuation Period:	A number of Scheduled Trading Days over a commercially reasonable period (and selected by Wells Fargo in a commercially reasonable manner) to unwind a commercially reasonable hedge position, beginning on the Scheduled Trading Day

Annex A - Page 1

immediately following the earlier of (i) the scheduled Valuation Date or (ii) the Exchange Business Day immediately following the Valuation Date.

Cash Settlement:	If Cash Settlement is applicable, then Counterparty shall pay to Wells Fargo the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.

Cash Settlement Payment Date:	The Exchange Business Day immediately following the last day of the Settlement Valuation Period.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

2.    Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Wells Fargo (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent. If all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares have not been satisfied, Cash Settlement shall be applicable in accordance with paragraph 1 above notwithstanding Counterparty’s election of Net Share Settlement.

3.    Counterparty may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:
(a)    a registration statement covering public resale of the Registered Settlement Shares by Wells Fargo (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including, without limitation, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Wells Fargo, in such quantities as Wells Fargo shall reasonably have requested, on or prior to the date of delivery;
(b)    the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be satisfactory to Wells Fargo;
(c)    as of or prior to the date of delivery, Wells Fargo and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities and the results of such investigation are satisfactory to Wells Fargo, in its discretion; and
Annex A - Page 2

(d)    as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Wells Fargo in connection with the public resale of the Registered Settlement Shares by Wells Fargo substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance satisfactory to Wells Fargo, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Wells Fargo and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.

4.    If Counterparty delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
(a)    all Unregistered Settlement Shares shall be delivered to Wells Fargo (or any affiliate of Wells Fargo designated by Wells Fargo) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;
(b)    as of or prior to the date of delivery, Wells Fargo and any potential purchaser of any such shares from Wells Fargo (or any affiliate of Wells Fargo designated by Wells Fargo) identified by Wells Fargo shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);
(c)    as of the date of delivery, Counterparty shall enter into an agreement (a “Private Placement Agreement”) with Wells Fargo (or any affiliate of Wells Fargo designated by Wells Fargo) in connection with the private placement of such shares by Counterparty to Wells Fargo (or any such affiliate) and the private resale of such shares by Wells Fargo (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Wells Fargo, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to the indemnification of, and contribution in connection with the liability of, Wells Fargo and its affiliates and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters, and shall provide for the payment by Counterparty of all reasonable and documented fees and expenses of Wells Fargo (and any such affiliate) in connection with such resale, including, without limitation, all reasonable and documented fees and expenses of counsel for Wells Fargo, and shall contain representations, warranties, covenants and agreements of Counterparty reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d)    in connection with the private placement of such shares by Counterparty to Wells Fargo (or any such affiliate) and the private resale of such shares by Wells Fargo (or any such affiliate), Counterparty shall, if so requested by Wells Fargo, prepare, in cooperation with Wells Fargo, a private placement memorandum in form and substance reasonably satisfactory to Wells Fargo.
Annex A - Page 3

5.    Wells Fargo, itself or through an affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Counterparty to Wells Fargo pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Wells Fargo, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Wells Fargo, the Selling Agent or any underwriter(s), net of any fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with reasonable and documented carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Wells Fargo will refund, in USD, such excess to Counterparty on the date that is three (3) Currency Business Days following the Final Resale Date, and, if any portion of the Settlement Shares remains unsold, Wells Fargo shall return to Counterparty on that date such unsold Shares.
6.    If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Counterparty shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Wells Fargo, through the Selling Agent, a notice of Counterparty’s election that Counterparty shall either (i) pay an amount in cash equal to the Shortfall on the day that is one Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Counterparty elects to deliver to Wells Fargo additional Shares, then Counterparty shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Wells Fargo in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Counterparty shall, at its election, either make such cash payment or deliver to Wells Fargo further Makewhole Shares until such Shortfall has been reduced to zero.
7.    Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares for the Transaction be greater than the Reserved Shares (such number, the “Capped Number”). Counterparty represents and warrants (which shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:
A - B
Annex A - Page 4

Where A	=	the number of authorized but unissued shares of Counterparty that are not reserved for future issuance on the date of the determination of the Capped Number; and

B	=	the maximum number of Shares required to be delivered to third parties if Counterparty elected Net Share Settlement of all transactions in the Shares (other than the Transaction under this Confirmation) with all third parties that are then currently outstanding and unexercised.

“Reserved Shares” means 4,379,562 Shares.

If at any time, as a result of this paragraph 7, Counterparty fails to deliver to Wells Fargo any Settlement Shares, Counterparty shall, to the extent that Counterparty has at such time authorized but unissued Shares not reserved for other purposes, promptly notify Wells Fargo thereof and deliver to Wells Fargo a number of Shares not previously delivered as a result of this paragraph 7. Counterparty agrees to use its best efforts to cause the number of authorized but unissued Shares to be increased, if necessary, to an amount sufficient to permit Counterparty to fulfill its obligation to deliver any Settlement Shares.

Annex A - Page 5